Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

LoJack Corporation:

We consent to the use of our report dated March 13, 2012 with respect to the consolidated balance sheets of LoJack Corporation and subsidiaries as of December 31, 2011 and December 31, 2010 and the related consolidated statements of operations, changes in equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated by reference herein.

/s/ KPMG LLP

Boston, Massachusetts

June 27, 2012